Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2021, related to the financial statements of Tilray, Inc. (the “Company”), and the effectiveness of internal control over financial reporting of the Company appearing in the Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte LLP

Vancouver, Canada

May 6, 2021